File Number:  811-9026

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM N-8A

                  NOTIFICATION OF AMENDMENT OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: UNITED LIFE & ANNUITY SEPARATE ACCOUNT ONE
      (Formerly, United Companies Separate Account One)

Address of Principal Business Office:

     III United Plaza
     8545 United Plaza Boulevard
     Baton Rouge, LA 70809-2264

Telephone Number:  (800) 825-7568

Name and Address of Agent for Service of Process:

     C. Paul Patsis
     United Life & Annuity Insurance Company
     III United Plaza
     8545 United Plaza Boulevard
     Baton Rouge, LA 70809-2251

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes  [  ] No

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of amendment of registration to be duly signed on its behalf in the City of Baton Rouge and State of Louisiana on the 25th day of April, 1997.

                      SIGNATURE: UNITED LIFE & ANNUITY SEPARATE ACCOUNT ONE
                                 __________________________________________
                                                 Registrant


                             By: UNITED LIFE & ANNUITY INSURANCE COMPANY
                                 __________________________________________


                             By: /s/ MARY LYNN LEACH
                                 __________________________________________

                                     Vice President
                                 __________________________________________
                                                  Title


ATTEST: /s/ SUSAN H. LAPINSKI
_____________________________

Assistant Secretary
_____________________________
          Title